Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: WILLIAM W. TRAYNHAM

CHIEF FINANCIAL OFFICER

PHONE: (434) 773-2242

AMERICAN NATIONAL BANKSHARES INC. (VA) ANNOUNCES SHELF REGISTRATION

DANVILLE, Virginia, February 19, 2010– American National Bankshares Inc. (Nasdaq: AMNB), announced that its Board of Directors has authorized and the Company has filed a Form S-3 shelf registration statement with the U.S. Securities and Exchange Commission (“SEC”). Once declared effective by the SEC, the shelf registration will allow the Company to raise capital as it desires, up to $50 million, through the sale of various types of securities. Specific terms of the securities to be offered and prices of the securities will be determined at the time of any such offering under a separate prospectus supplement to be filed with the SEC at the time of each specific offering.

The proceeds from any such sales would be used for general corporate purposes. Such purposes could include, but are not limited to, investments at the Company level, debt reduction, possible acquisitions and other purposes as described in any prospectus supplement.

Charles H. Majors, President and Chief Executive Officer, stated, “These are extremely challenging times for the banking industry. The other side of great challenge is great opportunity. American National Bankshares Inc., and its banking subsidiary, American National Bank & Trust Company, are very well capitalized. Our capital, asset quality, and earnings afford us the strategic flexibility to carefully consider opportunities as they become available. This shelf registration is part of an on-going process to provide our Company with the optimal resources necessary to meet challenges or opportunities that may occur in the near future.”

The registration statement relating to these securities is not yet effective. These securities may not be sold and no offers to buy can be accepted until the SEC declares the registration statement effective and any appropriate prospectus supplement has been filed. This press release is not an offer to sell or the solicitation of an offer to buy such securities, and there shall be no sale of any of these securities in any state in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of any such state. Any offer of these securities will be made solely by means of any prospectus and prospectus supplement that may be issued with respect to such offering.